EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LEIDOS ANNOUNCES ROGER A. KRONE AS CEO

Board of Directors Names Boeing Executive Roger A. Krone to Succeed

John Jumper as CEO

(Reston, Va.) July 1, 2014 – Leidos Holding, Inc. (NYSE: LDOS) today announced the appointment of Roger A. Krone as chief executive officer, effective July 14, 2014. Krone is currently president of Network and Space Systems for The Boeing Company, the world’s largest aerospace company. General John P. Jumper will continue as chairman of the Leidos Board of Directors.

“After a thorough and extensive search, we are delighted to appoint Roger A. Krone as CEO of Leidos,” said Lawrence C. Nussdorf, lead director of the company’s board of directors. “Roger has a solid track record of operational, strategic and financial execution. In addition, he has demonstrated his ability to lead organizations that serve government, intelligence and commercial customers, both in the U.S and abroad. Roger’s depth of experience will enable him to drive the Leidos strategy, while enhancing and optimizing the Company’s operational and financial performance. The entire Board would like to thank John Jumper for his leadership, vision, and the execution of the split of SAIC into two world-class companies.”

Jumper, who has led the company since March of 2012, announced his retirement and the planned transition in February, 2014.

“I’m honored to have been selected to lead Leidos and am fully prepared to tackle the challenges facing our industry,” said Krone. “I look forward to building on the success achieved under John Jumper’s leadership. John’s steadfast commitment in guiding the company through a transformational year has positioned Leidos to capitalize on its inherent strengths. Joining the 22,000 Leidos employees, together we will build on John’s legacy and provide solutions vital to our nation and our world.”

“I’m incredibly proud and honored to have led such a diverse, capable and passionate team throughout my time with the company,” said Jumper. “Leidos employees deliver science and technology solutions that reflect high-priority, long-term global needs that positively impact society. Their commitment to solutions that matter is what motivated me every day. I look forward to remaining chairman of the board, and helping Roger take Leidos to the next level.”

In his role as president of Network and Space Systems for The Boeing Company, Krone leads approximately 15,000 employees in 35 states and 12 countries in providing innovative, integrated technologies to government and commercial customers. Bringing both engineering and financial expertise to bear during his more than 30 years in the aerospace industry, Krone has held senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics. Before the formation of Network and Space Systems, Krone was vice president and general manager of Boeing’s Army Systems division, where he was responsible for military aircraft programs such as the AH-64D Apache Longbow and the CH- 47 Chinook.

Krone was vice president and treasurer of McDonnell Douglas at the time of its merger with Boeing, in which capacity he oversaw all financial planning, treasury operations, investor relations, insurance and risk management, and pension fund management. He also held positions at McDonnell Douglas in information technology. He joined McDonnell Douglas in 1992 as director of financial planning after a 14-year career at General Dynamics, where he held positions in program management, engineering and finance.

Krone earned a bachelor’s degree in aerospace engineering from Georgia Institute of Technology, a master’s degree in aerospace engineering from the University of Texas at Arlington and a master of business administration from Harvard Graduate School of Business.

About Leidos

Leidos is a FORTUNE 500® science and technology solutions leader working to address some of the world’s toughest challenges in national security, health and engineering. The Company’s 22,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation’s digital and physical infrastructure from ‘new world’ threats. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $5.77 billion for its fiscal year ended January 31, 2014 after giving effect to the spin-off of the company’s technical services and information technology business. For more information, visit www.Leidos.com.

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the company’s Annual Report on Form 10-K for the period ended January 31, 2014, and other such filings that Leidos makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:

Media:
	Melissa Koskovich	Jennifer Gephart
	(571) 526-6850	(571) 526-6852
	Koskovichm@Leidos.com	Gephartja@Leidos.com

Investors:
John Sweeney, CFA
(571) 526-6402
john.p.sweeney@leidos.com